
blüm

Executive Summary:
18 months of Transformation, a Focus on Debt and Expense Reduction, and Galvanizing a Team to Build a Foundation for Growth

April 18, 2024

In January 2024, Blüm Holdings, Inc. (OTCQB:BLMH) ("Blüm" or the "Company") successfully completed a reorganization resulting in Unrivaled Brands, Inc. ("Unrivaled") becoming a wholly owned subsidiary of Blüm, thus preparing the Company for retail and brand leadership in California, one of the most competitive cannabis markets in the world. Prior to the reorganization, beginning in August 2022 under the stewardship of new CEO Sabas Carrillo, Unrivaled embarked on a comprehensive restructuring, focusing on financial and operational efficiency. Unrivaled's efforts were focused on reducing its debt, enhancing financial performance across its subsidiaries. By the end of Q1 2024, Unrivaled has substantially disposed of its underperforming assets, rightsized ongoing activities and refocused on its core retail and brand operations.

The following discussion should be read in conjunction with our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 15, 2024. This information should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Accordingly, you should not place undue reliance on this data. The financial data has been prepared by, and is the responsibility of, our management, and has not been audited or reviewed by our independent registered public accounting firm.

Reorganization and Financial Performance

The fiscal year 2023 saw Unrivaled achieving significant milestones:

- **Leadership and Vision:** Unrivaled underwent a profound transformation and has been laser-focused effort on reducing its debt and expenses.
- **Capital Raise:** Unrivaled raised approximately $2.0 million in January 2023 through Series V preferred shares issuance.
- **Legal Settlements and Note Amendments:**
    - **SilverStreak Acquisition Note Amendment:** Achieved a $3.0 million debt forgiveness by settling a $4.5 million note for $1.3 million, payable over five years at a 10% interest rate.
    - **People's California Litigation:** Settled ongoing litigation and extended terms of promissory notes totaling $23.0 million.
    - **Senior Convertible Promissory Notes Settlement:** Resolved $3.3 million of debt for $1.8 million, waiving all related costs and recognizing a $2.4 million gain.
- **Operational Developments:** Initiated management service agreement to operationalize a previously shuttered Oakland cultivation facility, resulting in a sale in Q1 2024. Unrivaled partnered with key industry operators for the reopening of its previously shuttered San Leandro dispensary, divested additional non-core cultivation and distribution assets, expanded core retail competencies through strategic LOIs, and overhauled company leadership and culture.
- **Financial Improvements:** Unrivaled began 2022 with $125.3 million in liabilities and ended 2023 with $77.0 million in liabilities, representing a reduction of approximately $48.3 million. Most of that reduction resulted from reductions in debt (excluding mortgage). We started 2022 with nearly $52.8 million in debt and ended 2023 with $26.3 million in debt, a 50% reduction or approximately $26.5 million. This reduction in debt created a substantial interest savings going forward. Unrivaled also managed to increase gross margins to 53% by aggressively targeting price, costs, and promotions.
- **Korova Brand Focus:** By leveraging the expertise and vision of the original founders, Joe Gerlach and Blake Powers, they have begun to reinvigorate the storied Korova brand by refocusing on Korova's culture and menu back to the innovative and unique products that made the brand so important and indispensable during the early California cannabis days.

Key 2024 Events:

- **Corporate Reorganization:** Reorganized Unrivaled Brands, Inc. into a subsidiary of Blüm Holdings, Inc. including a reverse stock split in January 2024.
- **Expansion Efforts:** The Company believes that it is now positioned to bring a compelling value proposition to the California cannabis retail market. As a result, Blüm is pursuing strategic acquisitions and business relationships.

Operational Efficiency and Market Positioning

Unrivaled's operational strategy has been aligned with market needs and customer preferences by leveraging customer acquisition and engagement strategies more effectively, along with an emphasis on reducing retail and corporate overhead and focusing on a culture of excellence in retail operations.

Financial Performance Trend Analysis

Unrivaled's financial performance over the years 2020 to 2023 reveals a dynamic narrative initially shaped by an investment windfall of $40.8 million, aggressive acquisitions at the peak of cannabis asset prices, external challenges, and a right-sizing and corporate restructuring.

Beginning in 2018, the legalization of cannabis in California brought significant capital investment that fueled initial industry growth in cultivation, distribution and retail. Initial exuberance was artificially extended through 2021 largely due to COVID and the associated disruptive work and lifestyle changes as well as direct government stimulus payments which led to an unexpected surge in cannabis sales as consumers increased their spending on cannabis products amid lockdowns[1].


California Taxable Cannabis Sales by Quarter
$1,800,000,000
$1,600,000,000
$1,400,000,000
$1,200,000,000
$1,000,000,000
$800,000,000
$600,000,000
$400,000,000
$200,000,000
$-
Impact of COVID and stimulus checks
2019 Q1
2019 Q2
2019 Q3
2019 Q4
2020 Q1
2020 Q2
2020 Q3
2020 Q4
2021 Q1
2021 Q2
2021 Q3
2021 Q4
2022 Q1
2022 Q2
2022 Q3
2022 Q4
2023 Q1
2023 Q2
2023 Q3
2023 Q4
Taxable Sales

[1] https://www.cdtfa.ca.gov/dataportal/dataset.htm?url=CannabisTaxRevenues

However, by 2022, revenue trends shifted as the immediate effects of the pandemic subsided and the demand for legal cannabis normalized. The capital that drove so much initial development and market activity became scarce. As a result, under new management and board of directors in August 2022, Unrivaled began its strategic re-alignment around more profitable, core business segments. In 2023, Unrivaled reported decreased revenues of $33.2 million, signifying market stabilization and the impact of strategic divestitures aimed at honing its focus on core retail operations.

The below tables outline Unrivaled's performance trends from December 31, 2020 to 2023 as reported in the Annual Report on Form 10-K with the SEC for the years then ended. The amounts outlined below *do not* include the classification of discontinued operations for all comparative prior periods under U.S. GAAP *(in thousands)*:

	For the Years Ended			
	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023
Revenue	$ 14,287	$ 47,673	$ 52,015	$ 33,229
Cost of Goods Sold	10,687	35,706	35,118	15,565
Gross Profit	**$ 3,600**	**$ 11,967**	**$ 16,897**	**$ 17,664**
Gross Profit %	*25.2%*	*25.1%*	*32.5%*	*53.2%*
Operating Expenses	44,477	51,295	210,660	31,870
Loss from Operations	(40,877)	(39,328)	(193,763)	(14,206)
Less: Other (Income) Expense	(27,077)	2,848	1,871	(4,503)
Loss from Continuing Operations Before Taxes	(13,800)	(42,176)	(195,634)	(9,703)
Provision for Income Tax (Expense) Benefit for Continuing Operations	-	(885)	2,784	(4,116)
Net Loss from Continuing Operations	**$ (13,800)**	**$ (43,061)**	**$ (192,850)**	**$ (13,819)**
Net Loss from Discontinued Operations, Net of Tax	(17,071)	11,186	4,194	(311)
Net Loss	**(30,871)**	**(31,875)**	**(188,656)**	**(14,130)**
Non-Controlling Interests	(754)	(604)	(275)	-
Net Loss Attributable to Unrivaled Brands, Inc.	**$ (30,117)**	**$ (31,271)**	**$ (188,931)**	**$ (14,130)**

Non-GAAP Reconciliations: Non-GAAP earnings is a supplemental measure of performance that is neither required by, nor presented in accordance with U.S. GAAP. In the presentation of the financial results below, Non-GAAP Adjusted EBITDA Loss is reconciled with net loss attributable to continuing operations, the most directly comparable GAAP measure. The amounts outlined below are as reported in the Annual Report on Form 10-K with the SEC for the years then ended and *do not* include the classification of discontinued operations for all comparative prior periods under U.S. GAAP. Unrivaled recorded Non-GAAP EBITDA Loss of $4.0 million for the year ended December 31, 2023, compared to $180.3 million for the year ended December 31, 2022 *(in thousands)*:

	Year Ended December 31,		
	December 31, 2021	December 31, 2022	December 31, 2023
Net Loss	$ (31,875)	$ (188,656)	$ (14,130)
Less: Net Loss from Discontinued Operations, Net	(10,190)	(4,194)	311
Add (Deduct) Impact of:			
Interest Expense	1,775	4,173	3,777
Provision for Income Tax Expense (Benefit)	1,802	(2,784)	4,116
Depreciation Expense	2,008	3,585	440
Amortization of Intangible Assets	3,390	7,616	1,500
EBITDA Loss from Continuing Operations (Non-GAAP)	**$ (33,090)**	**$ (180,260)**	**$ (3,986)**
Non-GAAP Adjustments:			
Stock-based Compensation Expense	4,057	4,919	2,435
Impairment of Assets	6,171	163,698	-
Severance Expense for Series A Share Repurchases	9,100	910	-
Realized (Gain) Loss on Sale of Investments	(5,337)	-	61
Unrealized Gain on Investments	-	(210)	(667)
Loss (Gain) on Disposal of Assets	(3,133)	(7,194)	1,607
Gain on Settlement of Liabilities	(86)	-	(70)
Loss (Gain) on Extinguishment of Debt	5,976	(542)	(5,441)
Adjusted EBITDA Loss from Continuing Operations (Non-GAAP)	**$ (16,342)**	**$ (18,679)**	**$ (6,061)**

Revenue and Gross Profit Margin Trends


Revenue vs Gross Profit 2020 to 2023
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$-
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
(1) Gross Profit Margin was 26% in 2021, and (2) 53% at the end of 2023.
(3) While revenue decreased $18.8 million, (4) gross profit increased by $0.8 million.
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
Revenue
Gross Profit
Gross Profit %

Throughout 2023, despite significant debt restructuring, litigation matters, and the reorganization of the corporate holding company, by remaining operationally focused, Unrivaled managed to increase and maintain a healthy gross profit margin. In particular, the gross margin for 2023 improved significantly to 53% from 32% in 2022 and 25% in 2021, underscoring the effectiveness of Unrivaled's strategic price optimizations, cost control measures, a focus on higher-margin products, inventory turn strategy, and the divestment of non-performing assets. Despite revenue decreasing $18.8 million on restructuring, gross profit remained robust, actually increasing by $0.8 million to $17.7 million for 2023 from $16.9 million in 2022.

SG&A Reduction Trend


Revenue vs SG&A 2020 to 2023
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$-
200.0%
180.0%
160.0%
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
(5) SG&A % decreased 81% from 2020 to 2023.
(6) Revenue is greater than SG&A for the first time.
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
Revenue
Selling, general and administrative expenses
SG&A as % of Revenue

A pivotal element of Unrivaled's financial strategy was the substantial reduction in selling, general, and administrative ("SG&A") expenses, which dropped from $54.2 million in 2022 to $30.3 million in 2023, achieving a $23.9 million decrease. This overall reduction was offset by a $4.6 million increase in professional fees, leading to a net SG&A decrease of $19.3 million, or 36%. The achievement over the past 18 months was a result of rigorous cost management and the implementation of a restructuring plan that included downsizing the workforce, streamlining operations to reduce unnecessary overhead, the adoption of technology solutions to automate processes, and renegotiating supplier contracts.

The following discussion regarding Unrivaled's decreases in SG&A are as reported in the Company's Annual Report on Form 10-K with the SEC for the year ended December 31, 2023. The amounts outlined include the classification of discontinued operations for all comparative prior periods under U.S. GAAP. Unrivaled saw significant decreases in the following categories: $7.0 million in depreciation and amortization, $6.8 million in salary and benefits, $2.5 million in stock-based compensation, $2.1 million in allowance for doubtful account, $1.7 million in license and compliance fees, $1.6 million in rent and facilities, $1.1 million in security, $0.9 million in advertising and marketing, $0.8 million in insurance, and $0.3 million in utilities and office expense. There is still work to be done to further meaningfully reduce Unrivaled's SG&A as the reorganization and restructuring efforts are completed.

Retail Segment vs. Corporate Segment

The below tables outline Unrivaled's performance trends from December 31, 2021 to 2023 as reported in the Annual Report on Form 10-K with the SEC for the years then ended. The amounts outlined below *do not* include the classification of discontinued operations for all comparative prior periods under U.S. GAAP *(in thousands)*.

	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2021	December 31, 2022	December 31, 2023
	Cannabis Retail	Cannabis Retail	Cannabis Retail	Corporate & Other	Corporate & Other	Corporate & Other
Total Revenues	$ 24,540	$ 39,937	$ 33,041	$ -	$ -	$ -
Cost of Goods Sold	13,706	19,586	15,297	-	-	-
Gross Profit	10,834	20,351	17,744	-	-	-
Selling, General and Administrative Expenses	12,327	17,513	14,186	27,111	25,634	14,972
Impairment Expense	6,171	-	-	-	163,698	-
(Gain) Loss on Sale Of Assets	-	(2,663)	1,540	(3,189)	(879)	67
Income (Loss) from Operations	**(7,664)**	**5,501**	**2,018**	**(23,922)**	**(188,453)**	**(15,039)**
Other Income (Expense):						
Interest Expense	(85)	-	(445)	(1,506)	(4,003)	(3,332)
Gain (Loss) on Extinguishment of Debt	-	-	-	(6,161)	542	5,441
Income from Employer Retention Credit	-	-	-	-	-	1,232
Gain (Loss) on Investments	-	-	-	-	-	(61)
Unrealized Gain (Loss) on Investments	-	-	-	5,337	210	667
Other Income (Loss)	110	210	9	(628)	590	929
Total Other Income (Loss)	25	210	(436)	(2,958)	(2,661)	4,876
Income (Loss) Before Provision for Income Taxes	**$ (7,639)**	**$ 5,711**	**$ 1,582**	**$ (26,880)**	**$ (191,114)**	**$ (10,163)**
Total Assets	**$ 54,846**	**$ 18,716**	**$ 14,040**	**$ 222,543**	**$ 17,448**	**$ 17,093**

Income before provision for income taxes for Unrivaled's Retail Segment for the year ended December 31, 2023 was $1.6 million. Unrivaled decreased its SG&A for the Retail Segment for the year ended December 31, 2023 by $3.3 million. Unrivaled decreased its SG&A for corporate expenses by a whopping $10.7 million or a decrease of 41.6%. During the past 18 months, Unrivaled focused on "fixing" its retail operations and reducing SG&A.

Current and Long-term Liabilities Analysis & Breakdown as of December 31, 2023

The below tables outline Unrivaled's balance sheet from December 31, 2020 to 2023 as reported in the Annual Report on Form 10-K with the SEC for the years then ended. The amounts below do not include the classification of discontinued operations for all comparative prior periods under U.S. GAAP *(in thousands)*:

	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023
Current Assets	$ 37,606	$ 25,264	$ 4,575	$ 4,693
Long-Term Assets	62,688	246,560	35,933	27,378
Total Assets	**$ 100,294**	**$ 271,824**	**$ 40,508**	**$ 32,071**
Current Liabilities	$ 26,422	$ 87,708	$ 59,143	$ 62,548
Long-Term Liabilities	14,742	37,629	17,902	15,219
Total Liabilities	**$ 41,164**	**$ 125,337**	**$ 77,045**	**$ 77,767**
Stockholders' Deficit	59,130	146,487	(36,537)	(45,696)
Total Liabilities and Stockholders' Deficit	**$ 100,294**	**$ 271,824**	**$ 40,508**	**$ 32,071**

$40.8 Million Hydrofarm Holdings Group, Inc. Investment

On August 28, 2018, Unrivaled entered into a Subscription Agreement to purchase 2,000,000 "Units" from Hydrofarm at $2.50 per Unit, totaling a $5.0 million investment. Each Unit included a share of common stock and a warrant for half a share at $5.00 per share. Following a reverse stock split by Hydrofarm on November 24, 2020, Unrivaled's investment adjusted to 593,261 shares of common stock and 296,630 warrants at revised exercise prices of $8.43 and $16.86 per share, respectively.

Hydrofarm went public on December 14, 2020, trading on the Nasdaq under "HYFM," with Unrivaled owning about 1.9% of Hydrofarm's 31,720,727 common shares outstanding at IPO. On June 16, 2021, Unrivaled sold its 593,261 Hydrofarm shares and warrants for purchasing 296,630 Hydrofarm shares at $40.8 million in total proceeds through a Securities Purchase Agreement with two accredited investors.

Restructuring Overview

The substantial financial windfall resulting from the Hydrofarm investment in Q2 2021 positioned Unrivaled for opportunity. However, this potential was not realized due to a series of acquisitions that did not perform as anticipated. These acquisitions, primarily from related parties, were made at premium prices, including a notably high expenditure for the acquisition of assets from People's California, LLC ("People's California"). These strategic decisions ultimately led to extensive litigation, put Unrivaled on the brink of liquidation, and exposed it to a takeover attempt by the sellers of the People's California assets. This period also saw the departure of all former Directors and Executives and the appointment of a new CEO, Sabas Carrillo, and new Directors and Executive team in August 2022. In response to these challenges, Unrivaled underwent a comprehensive restructuring throughout 2023 that was substantially completed during the first quarter of 2024. This strategic pivot was aimed at stabilizing Unrivaled's operations and setting a new foundation for future growth and stability.

Acquisitions and Related Liabilities

Substantially, Unrivaled used the proceeds of the sale of the Hydrofarm shares and warrants during the second half of 2021 to fund the below acquisitions which were attributed to the significant increase in assets and considerable increase in debt during 2021 and 2022. With the exception of the Korova brand and Blüm OC dispensary (formerly People's First Choice dispensary), by the third quarter of 2022, less than a year from when the transactions were consummated, most of the operations of the acquisitions were underperforming, had been sold off, terminated or shuttered.

- **UMBRLA, Inc. (2021):** Unrivaled merged with UMBRLA, Inc., which included The Spot dispensary and the Korova brand intellectual property. The acquisition resulted in Unrivaled assuming certain financial obligations which included a line of credit agreement with Bespoke Financial Inc. that allowed for a maximum borrowing of $4.5 million. There were outstanding Paycheck Protection Program ("PPP") loans amounting to $0.3 million, which UMBRLA had not yet settled. Additionally, there was $0.2 million of a related party note assumed on acquisition. The total debt assumed in the transaction was approximately $5.5 million. The consideration and financial terms of the merger were substantial, encompassing the issuance of 191,772,781 shares of common stock at the time of acquisition, with an additional 23,424,674 shares earmarked for future issuance or approximately 3% of the outstanding common stock. The deal also involved the assumption of all existing stock options and warrants of UMBRLA, culminating in a total estimated consideration of approximately $78.5 million. This valuation was intricately composed of stock issuance, liabilities for holdback shares, stock options, warrants, and the net cash involved. UMBRLA Operations were officially terminated during the second quarter of 2023, with the legal dissolution of UMBRLA Inc. confirmed in the same period. This led to the extinguishment of all liabilities and existing obligations of the dissolved entity. Unrivaled recognized a loss on disposal of assets of $0.7 million for the year ended December 31, 2023.

- **Halladay Holding, LLC (2021):** Unrivaled, through its subsidiary Halladay Holding, purchased real property for $4.6 million in cash, with an additional mortgage assumption of $3.0 million, making the total acquisition cost of that certain real property located at 3242 South Halladay Street in Santa Ana, CA $7.6 million. The building is currently under contract and is expected to sell for approximately $5.9 million, less transaction costs. The proceeds of the sale will go toward settling debt including the original mortgage.
- **People's First Choice and related entities (2021):** The acquisition of this key dispensary in Orange County, California, expanded Unrivaled's retail presence significantly. The total consideration for the acquisition of People's First Choice, LLC and related entities by Unrivaled was approximately $72.8 million. This total included the $24.0 million cash payment (minus any outstanding indebtedness and acquisition-related expenses), $33.7 million from a secured note (minus certain indebtedness and subsequent settlement agreements), $16.0 million of value from an equity issuance of 40,000,000 shares of common stock issued at $0.40 per share, and an additional $4.0 million for the prospective cash purchase of four other entities affiliated with the seller which included Riverside, Costa Mesa, and Downtown Los Angeles.
    - Riverside included a lease and a retail license however during 2022 the landlord of the building, a related party of the seller, sued Unrivaled. Prior to Unrivaled's acquisition, a subsidiary of the Sellers of People's First Choice purchased the building for $1.0 million in June 2020, entered into a lease as both the lessee and landlord at an over market rate, then sold the building to their related party 18 months later in December 2021 for $2.7 million extracting $1.7 million on the sale.
    - Downtown Los Angeles was a retail dispensary that closed three months after opening and the landlord is currently suing Unrivaled for back rent.
    - Costa Mesa is an application for a retail license and a lease for a premium location. Similarly to the Riverside location, a subsidiary of the Sellers of People's First Choice purchased the building for $6.0 million in June 2021 and sold it for $10.6 million in May 2022 after entering into a lease as both the lessee and landlord extracting a gain of $4.6 million on the sale in less than a year. Currently, this location is still awaiting approval of its retail license application.
- **SilverStreak Solutions Inc. (2021):** The total consideration for the SilverStreak acquisition included $1.5 million in cash, 9,051,412 shares of restricted common stock valued at $2.5 million based on the trading days preceding the closing, promissory notes totaling $4.5 million, divided into two notes with differing maturity dates and the same interest rate of 3% bringing to the total consideration for SilverStreak to $8.5 million. By early 2022, Unrivaled had terminated SilverStreak operations, which included the San Leandro retail and delivery operations. On March 23, 2023, Unrivaled entered into a binding term sheet to settle an aggregate of $3.0 million of the promissory notes related to this acquisition, reducing the total amount of principal and interest owed to $1.3 million payable over 60 months at an interest rate of 10% per annum.

Other Dispositions

- **NuLeaf Sparks Cultivation LLC and NuLeaf Reno Production LLC (2022):** Sold its 50% membership interests for $6.5 million in April 2022.
- **Oregon Operations (2022):** Sold all equity interests in LTRMN Inc., which conducted cannabis distribution and wholesale activities in Oregon, for $0.3 million in December 2022.
- **Management Services Agreements and Sale of Cultivation Facility (2023):** Entered agreements in 2023 for the management and operation of its cultivation facilities in Oakland, California, with an option to purchase. A sale of the equity interest was completed in January 2024 for $1.4 million in cash.

Detailed Liabilities: The below tables and charts outline Unrivaled's liabilities from December 31, 2020 to 2023 as reported in the Annual Report on Form 10-K with the SEC for the years then ended. The amounts outlined below do not include the classification of discontinued operations for all comparative prior periods under U.S. GAAP *(in thousands)*:

	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023
Accounts Payable	$ 6,027	$ 16,804	$ 12,990	$ 13,848
Tax Liabilities	258	5,147	1,018	1,445
Accrued Payroll and Benefits	68	1,409	628	494
Current Lease Liabilities	-	3,120	1,996	1,914
Accrued Interest	-	-	2,113	1,421
Other Accrued Expenses	2,268	5,423	665	4,096
Total Current Liabilities	**$ 8,621**	**$ 31,903**	**$ 19,410**	**$ 23,218**
Liabilities Related to Discontinued Operations	9,796	2,271	-	100
Lease Liabilities	8,082	21,316	13,088	8,622
Income Taxes Payable	-	7,969	10,071	16,637
Deferred Tax Liabilities	-	6,123	-	112
Debt (Notes Payable)	14,665	52,801	31,594	26,265
Mortgage	-	2,954	2,882	2,813
Total Liabilities	**$ 41,164**	**$ 125,337**	**$ 77,045**	**$ 77,767**


Major Categories of Liabilities
$120,000,000
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$-
(7) Debt decreased by $26.5 million, from $52.8 million at the end of 2021, to (8) $26.3 million at the end of 2023, a decrease of 50.3%.
(9) Lease liabilities decreased by $12.7 million from $21.3 million at the end of 2021, to (10) $8.6 million at the end of 2023, a decrease of 59.6%.
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
Accounts Payable
Income Taxes Payable
Lease Liabilities
Debt (Notes Payable)
Mortgage
Discontinued Operations Liabilities

Notes Payable Detailing: Comprehensive information on promissory notes, highlighting terms, interest rates, and maturity dates to illustrate the debt structure. Throughout 2021 and 2023, Unrivaled engaged in several financing activities through various promissory notes as part of its capital management strategy. Here's a narrative summary of these transactions:

- **Arthur Chan Note (July 27, 2021):** Unrivaled issued a promissory note to Arthur Chan on July 27, 2021, with a principal amount of $2.5 million. This note is due to mature on July 26, 2024, and carries an annual interest rate of 8%.
- **Dominion Capital LLC Note (November 22, 2021):** A Senior Secured Promissory Note was issued to Dominion Capital LLC, which was settled in November 2023. The note bore an interest rate of 12% per annum.

- **Related Party Note (December 28, 2022):** An unsecured promissory note totaling $0.2 million was issued to a related party on December 28, 2022. This note features a modest interest rate of 1% per annum and is scheduled for maturity on December 28, 2027.
- **PPP Loan (June 1, 2020):** Unrivaled had taken advantage of the Paycheck Protection Program offered by the U.S. Small Business Administration with an interest rate of 1%. This loan matured on June 1, 2022.
- **Line of Credit (March 31, 2021):** There was a line of credit that matured on March 31, 2022, which bore interest at a rate of 2.9% every 30 days.
- **Matthew Guild Note (October 1, 2021):** As part of the SilverStreak Solutions acquisition, a promissory note of $2.0 million was issued to Matthew Guild. On March 23, 2023, Unrivaled entered into a settlement agreement and issued a new promissory note for $0.3 million, payable over 60 months with an interest rate of 10% per annum.
- **Sterling Harlan Note (October 1, 2021):** Similarly, for the SilverStreak Solutions acquisition, Sterling Harlan was issued a note for $2.5 million, with the same terms as the Guild note. On March 23, 2023, Unrivaled entered into a settlement agreement and issued a new promissory note for $1.0 million, payable over 60 months with an interest rate of 10% per annum.
- **People's California, LLC Notes (March 6, 2023):** Secured promissory note dated March 6, 2023 issued to People's California, LLC in the amount of $3.0 million. Unrivaled is currently in the process of satisfying this note through the performance of terms related to the People's California litigation settlement.
- **Mortgage:** On July 1, 2021, in association with a real estate purchase, the Halladay Building, from a related party, Unrivaled assumed a note with a principal amount of $2.8 million, maturing on May 15, 2039, and bearing an annual interest rate of approximately 10%. As noted above, the building is currently under contract and expected to sell for approximately $5.8 million less transaction costs. The proceeds of the sale will go toward settling debt including the original mortgage.


Debt (Notes Payable)
(11) Debt decreased by $26.5 million, from $52.8 million at the end of 2021, (12) to $26.3 million at the end of 2023, a decrease of 50.3%.
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$-
$14,665,000
$52,801,000
$31,594,000
$26,265,000
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023

Debt Premium and Debt Discount

Unrivaled had recorded $0.1 million in net debt premium. The "net debt premium" refers to an adjustment in the accounting value of debt. It arises when the actual value of a financial liability differs from its book value or the principal amount. This can occur when a company issues debt securities like notes or loans at a price that is either above (premium) or below (discount) their face value.

Lease Liabilities Overview

Summary of lease liabilities, including future payment obligations, demonstrating Unrivaled's financial obligations. As of December 31, 2023, short term lease liabilities of $1.9 million are included in "Accounts Payable and Accrued Expenses" on the consolidated balance sheets. The table below presents total operating right-of-use assets and lease liabilities as of December 31, 2023 *(in thousands)*:

	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023
Lease Right-of-Use Assets	$ 8,137	$ 24,448	$ 13,946	$ 8,965
Lease Liabilities	8,082	24,436	15,084	10,536
Net Lease Assets (Liabilities)	**$ (55)**	**$ 12**	**$ (1,138)**	**$ (1,571)**

The table below presents the maturities of operating lease liabilities as of December 31, 2023 :

Year Ending December 31,	Operating Leases
2024	$ 2,895
2025	2,433
2026	1,837
2027	1,093
2028	1,126
Thereafter	6,193
Total Lease Payments	15,577
Less: Discount	(5,041)
Total Operating Lease Liabilities	**$ 10,536**

Operating Lease Right-of-Use Assets Explained: When Blüm or one of its subsidiaries leases something like a retail space or equipment (instead of buying it), it gains the right to use this space or equipment for a certain period. This right to use the building or equipment, is considered an asset. We call this an "operating lease right-of-use asset." It appears on our balance sheet as something the Company owns, even though it's a leased building or item because it will help us generate revenue. As of December 31, 2023, Unrivaled reported operating lease right-of-use assets amounting to $9.0 million. This figure represents the value recognized for Unrivaled's right to use leased assets over the entire lease term.

Operating Lease Liabilities Explained: The obligation to pay rent for our leased spaces or equipment is called an "operating lease liability." It shows up on the balance sheet as something owed, almost like a mortgage on a building. Correspondingly, the operating lease liabilities, which represent Unrivaled's obligation on all future lease payments were reported at $10.5 million as of December 31, 2023.

Impact on the Balance Sheet: The relationship between these operating lease right-of-use assets and liabilities is crucial for understanding leased assets and the financial obligations arising from them. The net difference essentially indicates the financial position regarding leasing activities. The total future lease payments due as of December 31, 2023, were projected at $15.6 million, with a discount applied, bringing the total operating lease liabilities to the reported $10.5 million.

Taxes

Income Taxes Payable Provision: Calculating income tax provision is based on enacted tax laws and statutory tax rates, considering the timing differences between financial reporting and tax reporting. These timing differences give rise to deferred tax assets and liabilities, reflecting future tax consequences of current year events. Think of the tax provision as setting aside money for taxes you expect to owe in the future or tax refunds you expect to receive in the future. It's like when you know you'll have a bill to pay soon, so you put money aside, in our case, we book it as a tax provision on the balance sheet broken down by either a deferred tax liability or a deferred tax benefit (refund). What makes it complex is that the tax provision includes both current taxes and future taxes all in the same calculation.

The calculation of tax provisions is further complicated by annual changes in tax legislation. For instance, the introduction of the Employee Retention Credit ("ERC") under the CARES Act during the COVID-19 pandemic allowed eligible companies to recognize an immediate benefit in their tax provision. The ERC directly reduces the amount of current taxes payable, necessitating adjustments in tax provision calculations to reflect the anticipated benefit, potentially lowering the current tax provision portion. Similarly, the Tax Cuts and Jobs Act, which lowered the corporate tax rate from 35% to 21%, resulted in a reduction of both deferred tax liabilities (future tax obligations) and deferred tax assets (future tax benefits). This led to a significant one-time adjustment in the tax provision for the year the law was amended.

For the fiscal year ended December 31, 2023, Unrivaled reported a total tax provision of $4.1 million, which marks a significant change from a tax benefit (refund) in the previous year and includes both current federal and state taxes, reflecting a complex interplay of tax liabilities, changes in valuation allowances, and the impact of specific tax credits like the Employee Retention Credit (ERC). This means in 2023, Unrivaled recorded $4.1 million in a tax liability for both immediate and future taxes, which was a change from getting a tax benefit (or essentially a tax refund) the year before. Unrivaled did not actually receive a tax refund from the IRS last year nor will it actually pay $4.1 million in tax this year, but the tax provision was recorded on our balance sheet and income statement.

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as "anticipates," "believes," "plans," "expects," "projects," "future," "intends," "may," "will," "should," "could," "estimates," "predicts," "potential," "continue," "guidance," and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company's expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company's reports with the SEC. Additional risks and uncertainties are identified and discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.